Exhibit 99.9

EMPIRE RESORTS ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

Monticello, New York, January 5, 2015—Empire Resorts, Inc. (NASDAQ-GM:NYNY) (“Empire” or the “Company”) today announced that it has commenced a rights offering for approximate gross proceeds of $50,000,000. Empire has granted, at no charge to the holders of record of its common stock and Series B Preferred Stock on January 2, 2015, the record date for the rights offering, one non-transferable subscription right for each 5.6 shares of common stock owned, or into which the Series B Preferred Stock is convertible, as more fully described in the prospectus supplement relating to the rights offering. Each subscription right entitles the holder to purchase one share of common stock at a subscription price of $7.10 per share. In addition, holders of subscription rights who fully exercise their basic subscription rights are entitled to oversubscribe for additional shares of common stock up to the number of shares purchased pursuant to the exercise of their basic subscription rights.

The subscription offering is expected to expire at 5:00 p.m., New York City time, on February 2, 2015, subject to extension or earlier termination. The Company will not issue subscription rights to acquire fractional shares of its common stock but rather will round down the aggregate number of shares for which holders may subscribe to the nearest whole share.

The Company has entered into a standby purchase agreement with Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, whereby Kien Huat agreed to exercise in full its basic subscription rights within ten days of its grant with a closing proximate thereto. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the rights offering. The Company will pay Kien Huat a backstop fee of $250,000 pursuant to the standby purchase agreement. In addition, the Company will reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount not to exceed $40,000. The consummation of the transactions contemplated by the standby purchase agreement is subject to customary closing conditions.

The net proceeds of the offering will be used for the expenses relating to the Company’s pursuit of a gaming facility license pursuant to the recent selection of Montreign Operating Company, LLC, a wholly-owned subsidiary of the Company, by the New York State Gaming Facility Location Board to apply for a gaming facility license for a proposed destination gaming resort in Sullivan County, New York. If the Company is not awarded a gaming facility license, the remaining portion of the proceeds of the offering will be used in its on-going operations.

Shareholders who hold their shares directly will receive a prospectus, together with a letter from the Company describing the rights offering, a subscription rights certificate and an IRS Form W-9. Those wishing to exercise their rights should review all materials, properly complete and execute the subscription rights certificate and deliver it and payment in full to the subscription agent:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone Number for Confirmation: (917) 262-2378

Holders of subscription rights whose shares are held in street name through a broker, custodian bank or other nominee must instruct their broker, custodian bank or nominee whether or not to exercise subscription rights on their behalf. Those wishing to obtain a separate subscription rights certificate should promptly contact their broker, custodian bank or other nominee with that request, although it is not necessary to have a physical subscription rights certificate to elect to exercise rights if shares are held in street name.

This release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering is being made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of the prospectus or further information with respect to the rights offering may be obtained by contacting Morrow & Co, LLC, the Information Agent. Stockholders may contact Morrow & Co., LLC by telephone at (855) 201-1081 and banks and brokerage firms by telephone at (203) 658-9400. Morrow & Co., LLC may also be reached by email at empire.info@morrowco.com.

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. Further information is available at www.empireresorts.com and www.montreign.com.

Contacts

Empire Resorts, Inc.

Charles Degliomini, 845-807-0001

cdegliomini@empireresorts.com